Exhibit 10.2

Aravive, Inc.

Stock Option Grant Notice

Aravive, Inc. (the “Company”) has granted to you (the “Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”).  The Option is granted upon the terms, and subject to the conditions, set forth in this Grant Notice and the Option Agreement as attached hereto (the “Terms and Conditions”), each hereby incorporated herein by this reference and each as amended from time to time. The Option is a stand-alone award separate and apart from and outside of, the Aravive, Inc. 2019 Equity Incentive Plan (the “Plan”) that is intended to constitute a non-plan based “inducement grant” as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute an Option granted under the Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the Option shall be subject to such terms, conditions, and definitions, which are hereby incorporated herein by reference and made a part hereof. For avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan.

Your Option is subject to the terms and conditions as set forth herein and in the Plan, the Stock Option Agreement, and the Notice of Exercise, each of which is attached hereto and incorporated herein in its entirety.

Optionholder:	Carolina Petrini
Date of Grant:	April 10, 2023
Vesting Commencement Date:	April 10, 2024
Number of Shares of Common Stock Subject to Option:	400,000
Exercise Price (Per Share):	$1.86
Total Exercise Price:	$744,000
Expiration Date:	April 9, 2033

Type of Grant:	Nonstatutory Stock Option

Exercise and
Vesting Schedule:	Subject to the Optionholder’s Continuous Service through each applicable vesting date, and Section 6(b) of the Inducement Stock Option Agreement, the Option will vest as follows:

1/4th of the shares vest and become exercisable one year after the Date of Grant; the balance of the shares vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date on the same date of the month as the Vesting Commencement Date.

Optionholder Acknowledgements:  By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The Option is governed by this Stock Option Grant Notice, and the provisions of the Plan, the Stock Option Agreement, and the Notice of Exercise, each of which is made a part of this document. Except as otherwise provided in the Plan, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended, or revised except in a writing signed by you and a duly authorized officer of the Company.

•

You consent to receive this Grant Notice, the Stock Option Agreement, the Plan, the Prospectus, and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

•	You have read and are familiar with the provisions of this Grant Notice, the Option Agreement, the Notice of Exercise, and the Plan.

•

The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises, and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern the Option.

•

Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Aravive, Inc.		Optionholder:

By:	/s/ Gail McIntyre	/s/ Maria Carolina Petrini
	Signature	Signature

Title:	Chief Executive Officer	Date:	4/10/2023

Date:	4/10/2023

ATTACHMENTS: Inducement Stock Option Agreement, 2019 Equity Incentive Plan, Notice of Exercise

Attachment I

Inducement Stock Option Agreement

Aravive, Inc. Inducement Stock Option Agreement

As reflected by your Stock Option Grant Notice (“Grant Notice”), Aravive, Inc. (the “Company”) has granted you a stand-alone option to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”).  The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement. The Option is a stand-alone award separate and apart from and outside of, the Aravive, Inc., 2019 Equity Incentive Plan (the “Plan”) that is intended to constitute a non-plan based “inducement grant” as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute an Option granted under the Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the Option shall be subject to such terms, conditions, and definitions, which are hereby incorporated herein by reference and made a part hereof. For avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan. Capitalized terms not otherwise explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same meanings set forth in the Grant Notice or Plan, as applicable.

The general terms and conditions applicable to your Option are as follows:

1.         Governing Plan Document. Your Option is subject to the terms, conditions and definitions set forth in the Plan as though the Option were under the Plan, including but not limited to the provisions in:

(a)         Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option;

(b)         Section 9(e) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and

(c)         Section 8(c) regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules, and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

2.         Exercise.

(a)         You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b)         To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i)          cash, check, bank draft or money order;

(ii)         subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if at the time of exercise, the Common Stock is publicly traded;

(iii)        subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv)        subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

3.         Term. You may not exercise your Option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)         immediately upon the termination of your Continuous Service for Cause;

(b)         three months after the termination of your Continuous Service for any reason other than Cause, Disability, or death;

(c)         12 months after the termination of your Continuous Service due to your Disability;

(d)         18 months after your death if you die during your Continuous Service;

(e)         immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction,

(f)         the Expiration Date indicated in your Grant Notice; or

(g)         the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 3(b) or 3(c) above, the term of your Option shall not expire until the earlier of (i) eighteen months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant.  Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(i) of the Plan.

4.         Withholding Obligations.

(a)         This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code. You may not exercise your Option unless the applicable tax withholding obligations are satisfied.

(b)          At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local, and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company, including but not limited to the rules relating to withholding as set forth in Section 8 of the Plan.

Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. If the amount of the Company’s withholding obligation in connection with your Option is greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5.          Transferability. Except as otherwise provided in Section 4(e) of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution and is exercisable during your life only by you.

6.          Corporate Transaction.

(a)         Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities, and any contingent consideration.

(b)          If your Continuous Employment ends on or before the first anniversary of a Corporate Transaction as the result of a Company-initiated termination of your employment without Cause or your resignation with Good Reason (as defined in in any written agreement between you and the Company defining such term), then, notwithstanding any provision of the Plan, or the Inducement Stock Option Agreement to the contrary, your Option will be exercisable in full from the date of such termination of your employment and continuing through the Expiration Date.

7.          No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees, or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial, and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees, or Affiliates if the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

8.          Severability. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid

9.          Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

10.        Questions. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences please see the Prospectus.

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Attachment II

2019 Equity Incentive Plan

Attachment III

NOTICE OF EXERCISE

Aravive, Inc.

NOTICE OF EXERCISE

Aravive, Inc.
Attention: Inducement Award Administrator
2479 East Bayshore Rd, Suite 290
Palo Alto, CA 94303	Date of Exercise:

This constitutes notice to Aravive, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option (check one):		Nonstatutory x

Date of Grant:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash, check, bank draft or money order delivered herewith:	$

Value of ________ Shares delivered herewith:	$

Regulation T Program (cashless exercise)	$

Value of _______ Shares pursuant to net exercise:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan and (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.

Very truly yours,

Signature

Printed Name